Exhibit 10.1

Note: English translation of French employment contract

EMPLOYMENT CONTRACT

Between:

SAS LAWSON SOFTWARE CONSULTING FRANCE, with registered offices located in the Le Louisiane Building, 10 chaussée Jules César, 95520 Osny, SIRET N°: 332 975 200 00079 —NAF Code : 741 G, represented by Fabienne Ringenbach acting in the capacity of Manager of Human Resources, referred to hereinafter as « the Company »,

On the one hand,

And

Mr. Eric Verniaut, residing at 29 allée du tapis vert — 78230 Le Pecq, of French nationality, referred to hereinafter as «Mr. Eric Verniaut» or « the Employee »,

On the other hand

It has been agreed as follows:

The following is agreed and decided in the framework of an open-ended employment contract, concluded in accordance with extended provisions of the collective wage agreement which applies to the Company (which is currently SYNTEC), and with the following particular conditions.

Article 1 — Employment

The Company is hiring Mr. Eric Verniaut, who accepts, as from 1st June 2009, as Group Executive Vice President, M3 Industries, Position 3.3., Coefficient 270, Executive status.

This contract is concluded without a trial period.

The parties recall that the Employee has already worked for the account of the Lawson Group in the USA since November 3, 2008, from which time the Employee’s seniority is taken into account for the purposes of this contract.

Article 2 — Duties

Mr. Eric Verniaut will perform the duties of Group Executive Vice President, M3 Industries under the responsibility of the Chairman of the Company to whom he will report.

Mr. Eric Verniaut’s main duties appear in the appended job description.

Mr. Eric Verniaut shall in particular be in charge of the operations related to its organization. He shall be responsible for putting in place the strategy defined by the Headquarters in the US and ensure that the objectives of profitability, growth and revenue for the Group are achieved. Mr. Eric Verniaut shall also ensure that he has all the necessary resources (including human resources) to achieve such objectives.

However, the appended description is neither exhaustive nor final, and Mr. Eric Verniaut may be called upon to perform other duties on the same level.  The Company is also apt to modify this job description at any time, provided that the duties assigned at that time be compatible with Mr. Eric Verniaut’s responsibilities.

Article 3 — Workplace

Mr. Eric Verniaut will belong to the Company Osny branch, located in the Le Louisiane Building at 10 Chaussée Jules César — ZA Les Beaux Soleils — 95520 Osny, its being understood however that he may travel for periods of varying duration (in France and abroad), which he accepts expressly.

To satisfy its legitimate interests, the Company may change the Employee’s usual work place within the Ile de France region, which the Employee accepts expressly and without its being possible that this constitute a change in this Contract.  In this case, and subject to the conventional provisions which may apply, this change will be notified to Mr. Eric Verniaut at least three months in advance.

Article 4 — Remuneration

Mr. Eric Verniaut’s remuneration will consist in a fixed gross monthly salary of 13,600 Euros or a gross annual salary of 163,200 Euros payable over a 12-month period.

The Employee is eligible for a variable remuneration based on target-fulfillment at 100% amounting to a gross amount of 166,500 Euros per annum.

At the Company’s sole discretion, the Company may remove or change this variable component of compensation from one period or year to the next if that removal or change applies to Mr. Eric Verniaut and other employees who are then subject to the same variable compensation plan.  Mr. Eric Verniaut’s targets will be communicated annually in separate document, possibly in a computer file, and may be revised at the Company’s discretion.

Article 4 bis— Impatriation premium

Due to his setting-up in France, Mr. Eric Verniaut will receive an impatriation premium corresponding to 5,400 Euros per month that is to say 64,800 Euros over a 12-month period, increased by an amount corresponding to 30% of his bonus (current target amount at 100% achievement is 49,500 Euros).   Any bonus is subject to the terms and conditions of the bonus plan).

Furthermore, as a part of his impatriation premium, the Company shall rent, for the benefit of Mr. Eric Verniaut, his normal place of residence. The amount corresponding to such benefit shall be treated as a benefit in kind and shall thus be subject to social security taxes. The costs of such benefit for the Company (before taxes) shall not exceed 3,500 Euros per month. This benefit shall automatically cease upon termination of this Contract, for any reason whatsoever.

It is Mr. Eric Verniaut’s responsibility to verify the exact tax treatment of this premium.

The amount of any future merit pay increases will be determined based on the aggregate amount of Mr. Verniaut’s then current fixed base salary, impatriation premium on the fixed base salary, and impatriation premium on the rental amount.

Article 5 — Duration and Working Hours

Given the scope of the Employee’s responsibilities, his autonomy and his level of remuneration, the parties acknowledge that the Employee is not subject to the legal and regulatory provisions governing working hours, pursuant to Article L. 3111-2 of the Labor Code.

Article 6 — Professional expenses

The professional expenses incurred by Mr. Eric Verniaut in the performance of his duties will be paid or reimbursed, based on a detailed list accompanied by documents in proof, on the conditions and according to the procedures applied in the Company, which may be modified over time without this representing a substantial amendment of this contract.

Article 7 — Absences

In the event of a foreseeable absence, Mr. Eric Verniaut shall request a prior authorization.

If the absence is unforeseeable and in particular if it is the result of an illness or an accident, Mr. Eric Verniaut shall inform the company, or have it informed immediately, and provide, within 48 hours, justification for the absence, in particular by mailing in a notice of sick leave as well as notices of possible extensions.

Article 8 — Paid vacation

Mr. Eric Verniaut will be entitled to paid vacation in accordance with the legal and conventional provisions in force.

The date on which this vacation will be taken will be determined between the Management and Mr. Eric Verniaut, on the basis of his wishes and the requirements and necessities of the department.

Article 9 - Exclusivity

Throughout the duration of his employment, the Employee undertakes to devote his working time exclusively to the Company and to the furtherance of its interests.  Consequently, the Employee undertakes to refrain from pursuing any other professional activity, for a salary or not (company office, in particular), and from participating actively in any other commercial undertaking without having obtained the Company prior approval.

In the framework of the performance of his employment contract and the pursuit of his professional activity, the Employee undertakes to refrain from accepting any remuneration, bonus, shareholding, commission, travel, gift or more generally speaking, any material benefit (supply of services, in particular) on the part of an individual or legal entity other than the Company, without the express authorization of his superior.

Any failure on the part of Mr. Eric Verniaut to meet the obligations stipulated above shall constitute on his part a serious and even a gross misconduct, entailing termination of this contract without prior notice or compensation, and this independently of the possible damages owed for the prejudice sustained by the company.

Article 10 — Social Security and Welfare

The employee will enjoy all the benefits of the retirement, providence and health schemes granted by the Company.

He cannot refuse the benefits or refuse to pay the share incumbent upon him, such as these benefits and contributions are currently anticipated or are liable to result, in the future, from modifications of the schemes under way.

These different schemes may be amended by the Company in accordance with the laws in force, without its being possible that Mr. Eric Verniaut claim any sums for maintaining the existing schemes.

Article 11: Transfer of the Contract

The Contract may be transferred to another company in the Group.  Mr. Eric Verniaut accepts at this time the transfer of his Contract to another company in the Group, as this does not imply the acceptance of any other change in the Contract which might result from such a transfer, unless otherwise agreed in writing by Mr. Eric Verniaut.

Article 12: Confidentiality

Mr. Eric Verniaut undertakes to see to it that all Confidential Information concerning the Company activities, or the activities of one of its clients or third parties, to which he might have access during the period of his commitment in the company, is considered and treated as being of a confidential nature for the exclusive use of the company, and Mr. Eric Verniaut will also consider himself as the custodian thereof.  Any information of which the Company is the confidential custodian will be considered as “Confidential Information”.  This includes, but is not limited to, any information which has its own independent, real or potential, economic value due to the fact that it is unknown and cannot be easily known through lawful channels, by persons who could derive any economic benefit whatsoever from its disclosure or use.  This includes, but is not limited to, information concerning commercial issues, including research and development, manufacturing processes, implementation, management systems and techniques, client identity and profile, potential clients, suppliers, third parties, and sales and marketing projects and data.  Such information can be labeled as confidential, privileged or acquired under circumstances which can reasonably be interpreted as comprising an implicit obligation of confidentiality.  The simple fact that a small number of individuals or institutions may have had access to this information, or that the Company was not itself the source of this information, does not deprive it of its status as confidential Information.

Mr. Eric Verniaut hereby acknowledges that the Company Confidential Information represents a precious, special, unique asset and that the disclosure thereof in any form whatsoever may undermine the Company interests.

The obligation of confidentiality contained in this contract does not apply to information regarding which Mr. Eric Verniaut can provide written proof that it is accessible or potentially accessible to third parties without his intervention or that it is accessible via publications or the unlimited use thereof by third parties who have the right to disclose such information.

Mr. Eric Verniaut undertakes to refrain, except when this proves necessary in the performance of his duties, from utilizing such Confidential Information for his own account, and from disclosing such information to a third party, either directly or indirectly, whether it be during his employment by the Company or thereafter, without having obtained the Company prior approval.  Mr. Eric Verniaut accepts to refrain from removing archives, documents or any Confidential Information from the Company premises, whether they be originals, duplicates or photocopies, except which this is necessary for the performance of his duties.

Mr. Eric Verniaut accepts to return to the Company all Confidential Information which he may possess, including duplicates and photocopies, at the Company first request or at the time of his departure from the Company.

Article 13: Inventions and intellectual property - Code of Conduct

13-1 Transfer of Inventions

In accordance with the provisions of Article L.611-7 of the Code of Intellectual Property, all the Inventions made by Mr. Eric Verniaut, alone or jointly with others, in the performance of his duties or in the framework of studies or research entrusted explicitly to him (referred to hereinafter as « Inventions pursuant to an assignment”) will automatically belong by operation of the law to the Company, against payment of the additional remuneration stipulated by the SYNTEC Collective Wage Agreement (Article 75).

All other inventions not qualified as Inventions pursuant to an assignment belong to Mr. Eric Verniaut.  However, if these inventions have been made or developed by Mr. Eric Verniaut, alone or jointly with others, either in the performance of his duties or in the realms of the Company activity, or due to the knowledge or use of the Company specific techniques and means (referred to hereinafter as « inventions not pursuant to an assignment attributable to the employee”»), Mr. Eric Verniaut undertakes to assign these inventions to the Company subject to its payment of a bonus in accordance with the provisions of (Article 75 of) the SYNTEC Collective Wage Agreements.

The expression “Inventions” refers to discoveries, concepts and ideas, whether or not they are liable or not to be patented, concerning any Company product, service, commercial activity, research or development, whether current or potential.

At the Company request, Mr. Eric Verniaut will sign any document which the Company may deem necessary or advisable, in order to obtain patents for the Inventions.  He undertakes to do this during and after the period of his employment by the Company.

13-2 Transfer of copyrights

In consideration for his collaboration, Mr. Eric Verniaut hereby transfers to the Company all the creations which are protected by copyright, such as defined in Article L. 112-1 of the Code of Intellectual Property (including in particular all reports, studies, projects, software, programming tools, designs and models, methods, programs, formulas or processes which pertain to the Company activities, studies or research and which can be protected) produced by Mr. Eric Verniaut, alone or jointly with others, in the framework of his employment contract, as well as the exploitation rights pertaining thereto (referred to hereinafter as the « Creations »).  These

Creations will be transferred to the Company, automatically, free of charge by operation of the law, as they are made, without any usage restriction for the legal duration of said intellectual property rights and for the entire world.

This conveyance includes in particular:

•                  The exclusive right to reproduce, duplicate, print, register all or a portion of the Creations, on all media, in particular on paper, data or digital media and all other media known or not yet known, in all formats, its being understood that this reproduction right also includes the permanent or provisional right to reproduce any software in full or in part, by all means and in all forms, in particular for any loading, display, execution, transmission or storage, and this on any site.

•                  The exclusive right to represent, publish, circulate or communicate to the public, market, grant licenses to or sell the rights-of-use, rent, lend reproductions of the Creations on all media known or not yet known and in all formats.

•                  The exclusive right to adapt, to modify or to make any adaptation made necessary by the transfer of the works to another medium, the right to make any French, foreign-language or computer-language version, of all or a portion of the Creations and more generally, the right to translate, arrange, modify, and the right to adapt and transform the Creations, in full or in part, in any written, oral, telematic, digital or any other form, for the purposes of all types of use ;

•                  the right to correct errors, monitor and maintain the Creations ;

•                  the right to integrate the Creations, totally or partially, with or without modifications or interfaces;

•                  The right to grant to any third party the licenses to use, reproduce, represent, circulate, publish and more generally speaking, to exploit the Creations ;

•                  The conveyance, at the Company simple request, of the source codes of the Creations in a form which is usable and organized.

13-3 Transfer of distinctive signs

All distinctive signs created by Mr. Eric Verniaut, apt or not to be registered as a trademark, will be transferred automatically to the Company free of charge, by operation of the law, without any usage restriction.

13-4 General Obligations

Mr. Eric Verniaut undertakes to immediately inform the Company of all Inventions, creations, distinctive signs of which he may be the author or inventor (alone or with the assistance of one or several other persons) and to communicate to the Company the most detailed information possible in this respect.

The decision to apply for a patent, in France or abroad, or to obtain any other appropriate form of protection, to exploit any invention, creation or distinctive sign will be up to the Company discretion alone.

Mr. Eric Verniaut guarantees that none of his Inventions, creations or distinctive signs infringes upon the rights of a third party and in this capacity, guarantees to hold the Company harmless from all third-party claims or court action concerning such inventions, creations or distinctive signs.  Mr. Eric Verniaut undertakes to indemnify the Company for any prejudice (including attorneys’ fees) which might result from such claims or actions.

Generally speaking, Mr. Eric Verniaut undertakes to refrain from performing any act concerning the Inventions, creations or distinctive signs he has created during his collaboration (alone or with the assistance of one or several other persons) which might compromise entirely or partially the exercise of the rights conferred upon the company hereunder.

13-5 Code of Conduct

Mr. Eric Verniaut acknowledges that he has had access to the French version of Lawson’s Code of Conduct and he undertakes to comply with such Code of Conduct policy and agrees to acknowledge annually that he is in compliance with the then current Code of Conduct policy of the Company.

Article 14 : Documents and material property

Any document and material property pertaining in any manner whatsoever to the Company activity, designed or generated by Mr. Eric Verniaut, will be and remain the Company exclusive property, and Mr. Eric Verniaut undertakes to return to the Company all these documents and this material property when he leaves the Company .

Similarly, he hereby acknowledges that he has not and has never laid any claim concerning any right, title or interest of any nature whatsoever, concerning the trademarks belonging to or utilized by the Company.

Article 15 : Non solicitation / Non-Enticement of employees / Non competition

15.1 Non solicitation / Non-Enticement

Mr. Eric Verniaut shall refrain, throughout the duration of his employment contract and for a period of twelve (12) months thereafter, from hiring or from seeking to entice, directly or indirectly, any person who is or, over the course of the twelve (12) months preceding the end of Mr. Eric Verniaut’s employment contract, who has been a client of the Company or of one of its related companies or (ii) any employee occupying a position in the Company or in one of its related companies, for the purpose of hiring him or inciting him to leave his duties within the Lawson group.

15.2 Non competition

The parties acknowledge that, given the nature of his duties within the Company, Mr. Eric Verniaut will have access to specific Company information, which, in a particularly competitive context, could potentially cause serious prejudice to the Company or to any related company.

Consequently, Mr. Eric Verniaut undertakes, throughout the duration of this Contract and for a period of twelve (12) months following the effective expiry thereof, to refrain from having any involvement or role whatsoever, directly or indirectly, alone or as a partner, executive, employee, director, manager or consultant, in an undertaking which is pursuing, directly or indirectly, activities which, on the date of the expiry of his employment contract, compete with the activities of the Company or of any related company.

This obligation applies for all of the territory of France, Germany and the USA and only to the following competitors: Oracle, SAP, JDA, Infor/Geac, Microsoft, IFS, IBS.

In consideration for the obligations made by the Employee under this Article 15, for the period following the effective expiry of his employment contract, the Company undertakes, for the aforementioned 12-month period, to pay to Mr. Eric Verniaut, every month, an indemnification which is equal to (a) fifty percent (50%) of the fixed monthly salary (including the impatriation premium on the fixed monthly salary and the impatriation premium on the rental amount) received by Mr. Eric Verniaut prior to the effective termination date of his employment contract plus (b) fifty percent (50%) of the annual target variable remuneration for Mr. Eric Verniaut that was in effect immediately prior to the effective termination date of his employment contract.

Within 30 days following notice of termination of this employment contract by either of the parties, the Company may release Mr. Eric Verniaut from the aforementioned obligation of non-competition, by means of a written notice.  In this event, the Company will no longer be required to pay the amount stipulated in the foregoing paragraph.

15.3 Penalty

In the event that Mr. Eric Verniaut failed to comply with the terms of Article 12 (Confidentiality), 13 (Inventions and Intellectual Property), 15 (Non enticement and Non-competition, Mr. Eric Verniaut shall pay a fine to the Company, for each failure committed, amounting to twelve (12) times the average fixed (gross) monthly salary he received in the Company for the six (6) months preceding the failure or, in the event that the employment contract has expired, immediately preceding the expiry thereof.

If the failure continues, each month for which the situation or act constituting the failure continues (and this despite the Company written formal notice to Mr. Eric Verniaut) will be considered as constituting a specific failure and will incur the payment of damages as stated above.

If the real prejudice caused to the Company exceeds this amount, the Company will be entitled to damages concerning this amount and/or may, in this case, take other legal or judicial measures.

Article 16 : Termination

Each party is entitled to terminate the Contract at any time on the conditions stipulated in the Collective Wage Agreement.

Mr. Eric Verniaut acknowledges moreover that any violation of his obligations hereunder may entail termination of the Contract for serious misconduct.

In signing, Mr. Eric Verniaut acknowledges and accepts that he is aware of the nature of the obligations contained above and has signed this agreement with full knowledge of the facts.

Article 17: Miscellaneous

This contract, as well as the rights & obligations ensuing herefrom for the Parties, will be governed and interpreted according to French law.

This contract includes all of the terms and conditions of the Employee’s employment by the Company.

Beginning on the date of the signing of this contract, it shall replace and cancel all written or oral contracts or agreements between or applying to the Parties, concerning the terms and conditions of the Employee’s employment by the Company or by any entity in the Lawson Group.  Any amendment of this contract shall be specified in writing and signed by Mr. Eric Verniaut and the Company.

Each stipulation in the Contract, or each part of each of the stipulations of the Contract which may be declared null and/or void shall be considered as separate from the Contract which shall remain valid and continue to produce its effects for the remainder of its provisions.

M. Eric Verniaut acknowledges that he has received an original of this contract, duly signed by the Parties.

Mr. Eric Verniaut will inform the Company immediately of any change which might occur in the status he has communicated to the Company on the date of this instrument (address, marital status, etc.).

Signed in Osny, on January 7, 2010	on January 18, 2010
In duplicate

/s/ Eric Verniaut	/s/ Erik Made
Mr. Eric Verniaut	The Company
M. Erik Made